Exhibit 10.67

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made this 19th day of February 2014, is entered into by Cancer Genetics, Inc., a Delaware corporation with its principal place of business at 201 State Route 17, Rutherford, New Jersey, 07070 (the “Company”), and R.S.K. Chaganti, Ph.D., with an address at 235 Pascack Road, Hillsdale, NJ 07642 (the “Consultant”).

1.	Consulting Services. The Company hereby retains the Consultant, and the Consultant hereby agrees, to provide to the Company consulting and technical support services in connection with the Company’s technical and business affairs, including oversight of its clinical diagnostic laboratory. In rendering consulting services hereunder, the Consultant shall act solely as an independent contractor and this Agreement shall not be construed to create any employee-employer relationship between the Consultant and the Company.

2.	Compensation. In consideration for the Consultant’s services, the Company hereby agrees to provide the Consultant with compensation at the rate of Five Thousand ($5,000) Dollars per month for consulting on the Company’s behalf, effective as of the date first above executed.

The Company will also provide to Consultant a total of 200,000 non-qualified stock options with an exercise price equal to fair market value as defined by the Company’s equity incentive plan at the date of approval by the Compensation Committee of the board of directors. As described in Schedule A, the options will vest over a term of four (4) years the term of the Agreement with 12,500 options vesting to Consultant each quarter so long as he continues providing consulting services to the company commencing April 1, 2014 with the final vesting date on January 1, 2018.

Notwithstanding the prior paragraph, the grant of the stock options is subject to the approval by the shareholders of the Company of an amendment to the Company’s stock option plan or a new plan.

3.	Freedom to Contract. The Consultant represents that he is not a party to any existing agreement which would prevent this entering into this Agreement.

4.	Location. The Consultant shall perform consulting services under this Agreement at a location to be chosen by the Company, and acceptable to the Consultant.

5.	Termination. This Agreement shall have a term of three (3) years from January 1, 2014, provided that the Consultant’s consultancy may be earlier terminated by either the Company or the Consultant for cause or upon the death or permanent disability of the Consultant.

6.	Proprietary Information. The Consultant hereby agrees to hold and maintain confidential and private in trust for the benefit of the Company all papers, plans, drawings, designs, devices, research data, machines or compositions, specifications, methods, processes, techniques, know-how, formulae, customer and supplier lists, personnel and financial data, plans, trade secrets, and all proprietary information to the extent designated as confidential (hereinafter, “Confidential Information”) belonging to the Company of which the Consultant may acquire knowledge in connection with the furnishing of consulting services to the Company under this Agreement. The Consultant also agrees to execute and deliver the Agreement annexed hereto as Schedule B which is in the form generally signed by employees of the Company to protect the Company’s confidential information and otherwise to provide non-competition protection to the Company. The Company’s rights under that the Schedule B Agreement are in addition to any rights the Company has under this Agreement.

7.	Invention Rights.

7.1.	Subject to the Addendum to this Agreement (Exhibit C attached hereto which is part of the Agreement) the Consultant hereby agrees that any and all inventions, improvements, ideas, trademarks, and innovations, whether patentable or not, which he may invent discover, originate, make or conceive relating to the fields of cancer cytogenetics and molecular diagnostics for cancer during the course of rendering consulting services to the Company hereunder, or, either solely or jointly with others while providing services hereunder (“Inventions”), shall be the sole and exclusive property of the Company and shall be assigned by the Consultant to the Company or to the Company’s nominees. The Consultant and each such other person shall promptly and fully disclose each and all such discoveries, inventions, improvements, ideas, trademarks, or innovations to the Company or to the Company nominees.

7.1.1.	The Company shall pay to the Consultant a “bonus” of Fifty Thousand ($50,000) Dollars for any discovery or invention by the Company, which is accepted by the United States Patent and Trademark Office (“PTO”), on which Consultant either was the inventor or one of the inventors.

7.1.2.	Should the Company have an invention accepted by the PTO and a patent issued, the Consultant shall be given credit as “Inventor”, irrespective of ownership rights resting in the Company, and the Inventor shall be paid one (1%) percent of the net revenues from any licensed sales of a patented invention for the life of the patent.

7.2.	The Consultant further agrees to execute at any time, upon the request and at the expense of the Company, for the benefit of the Company or the Company’s nominees, any and all applications, instruments, assignments, and other documents, which the Company shall deem necessary or desirable to protect its entire right, title, and interest in and to any Inventions.

7.3.	The Consultant agrees, upon the request and at the expense of the Company or any person to whom the Company may have granted or grants rights, to execute any and all applications, assignments, instruments and papers, which the Company shall deem necessary or desirable for the protection or perfection of such rights, including the execution of new, provisional, continuing, and reissue patent applications, to make all rightful oaths, to testify in any proceeding in the Patent Office or in the courts, and generally and reasonably do everything lawfully possible to aid the Company, its successors, assigns, and nominees to obtain, enjoy, and enforce proper patent or other protection in the United States and in foreign countries for the discoveries, inventions, improvement, ideas, trademarks, or innovations to the assigned under this Agreement. The obligations set forth in this Section 7.3 with respect to such Inventions shall run into perpetuity.

8.	Technical Records. Immediately upon the Company’s request, the Consultant shall deliver to the Company all Confidential Information specified in Section 6 and all Confidential Information shall, during and after the termination of the Agreement, be and shall be deemed to be the property of the Company.

9.	[The parties have agreed to delete this section.]

10.	Indemnification. The Company shall indemnify the Consultant against all judgments, fines, settlement payments and expenses, including reasonable attorneys’ fees, paid or incurred in connection with any claim, action, suit, or proceeding, whether civil or criminal, to which he be made a party or with which he may be threatened by reason of his having been a Consultant to the Company. No indemnification shall be made hereunder (a) with respect to payment and expenses incurred in relation to matters as to which he shall be finally adjudged in such action, suit, or proceeding not to have acted in good faith and in the reasonable belief that his action was in the best interest of the Company or (b) as otherwise prohibited by law. The foregoing right of indemnification shall not be exclusive of other rights to which the Consultant may otherwise be entitle and shall inure to the benefit of the executor or administrator of the Consultant.

11.	Assignment. The rights and obligations of the Agreement are for personal services and may not be assigned or delegated by the Consultant.

12.	Amendment and Waiver. Neither this agreement nor any term, covenant, condition, or other provision hereof may be changed, waived, discharged, or terminated except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14.	Entire Agreement. This Agreement embodies the entire agreement between the Company and the Consultant, and, except as otherwise expressly provided herein, this Agreement shall not be affected by reference to any other document.

15.	Notices. Any notice required or permitted to be given under this Agreement shall be deemed delivered when given by registered or certified main addressed to the party to whom such notice is given at the address of such party hereinafter set forth or at such address as such party may provide to the other in writing from time to time.

If to the Company, to:

Panna Sharma

201 State Route 17, 2nd Floor

Rutherford, NJ 07070

If to the Consultant, to:

R.S.K. Chaganti, Ph.D.

235 Pascack Road

Hillsdale, NJ 07642

IN WITNESS WHEROF, the Company has caused this Agreement to be executed by an officer duly authorized and the Consultant has hereunto set his hand and seal, all as of the day and year first written above.

COMPANY		CONSULTANT

By:	/s/ Panna Sharma	By:	/s/ R.S.K. Chaganti

Panna Sharma, CEO		R.S.K. Chaganti, Ph.D.

Schedule A

200,000 Non-qualified Stock Options.

Vesting Date	Amount Vesting Per Quarter	Cumulative Options Vested
4/1/2014	12,500	12,500
7/1/2014	12,500	25,000
10/1/2014	12,500	37,500
1/1/2015	12,500	50,000
4/1/2015	12,500	62,500
7/1/2015	12,500	75,000
10/1/2015	12,500	87,500
1/1/2016	12,500	100,000
4/1/2016	12,500	112,500
7/1/2016	12,500	125,000
10/1/2016	12,500	137,500
1/1/2017	12,500	150,000
4/1/2017	12,500	162,500
7/1/2017	12,500	175,000
10/1/2017	12,500	187,500
1/1/2018	12,500	200,000

SCHEDULE B

CANCER GENETICS, INC.

Confidentiality, Proprietary Information

and Inventions Agreement

I (the “Consultant”) recognize that Cancer Genetics, Inc., a Delaware corporation (the “Company”), is engaged in the business of [designing, developing, manufacturing and marketing genetic tests for global cancer diagnosis, prognosis and prediction; developing and marketing proprietary DNA-based diagnostic kits, including DNA probes and microarrays; and operating a diagnostic laboratory that is used to process proprietary lab tests developed by the Company and conventional cancer testing services]1FNREF (the “Business”). Any company with which the Company enters into, or seeks or considers entering into, a business relationship in furtherance of the Business is referred to as a “Business Partner.”

I understand that as part of my performance of duties as an consultant of the Company (the “Engagement”), I will have access to confidential or proprietary information of the Company and the Business Partners, and I may make new contributions and inventions of value to the Company. I further understand that my Engagement creates in me a duty of trust and confidentiality to the Company with respect to any information: (1) related, applicable or useful to the business of the Company, including the Company’s anticipated research and development or such activities of its Business Partners; (2) resulting from tasks performed by me for the Company; (3) resulting from the use of equipment, supplies or facilities owned, leased or contracted for by the Company; or (4) related, applicable or useful to the business of any partner, client or customer of the Company, which may be made known to me or learned by me during the period of my Engagement.

For purposes of this Agreement, the following definitions apply:

“Proprietary Information” shall mean information relating to the Business or the business of any Business Partner and generally unavailable to the public that has been created, discovered, developed or otherwise has become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company or a Business Partner, which information has economic value or potential economic value to the business in which the Company is or will be engaged. Proprietary Information shall include, but not be limited to, trade secrets, processes, formulas, writings, data, know-how, negative know-how, improvements, discoveries, developments, designs, inventions, techniques, technical data, patent applications, customer and supplier lists, financial information, business plans or projections and any modifications or enhancements to any of the above. Proprietary Information does not include, and the restrictions upon use and disclosure of Proprietary Information shall not apply to, information that: (1) is now in the public domain or subsequently enters the public domain through no breach of this Agreement, or (2) I lawfully receive from any third party without restriction as to use or confidentiality as shown by written or other tangible evidence, or (3) is independently developed by me, or for me by others, or (4) is developed from the use of Memorial Sloan-Kettering Cancer Center and/or its affiliates, Sloan-Kettering Institute for Cancer Research and Memorial Hospital for Cancer and Allied Diseases (“MSKCC”) resources, proprietary intellectual property, or materials.

“Inventions” shall mean all Business-related discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, negative know-how, writings, graphics and other data, whether or not patentable or registrable under patent, copyright or similar statutes, that are related to or useful in the business or future business of the Company or its Business Partners or result from use of premises or other property owned, leased or contracted for by the Company. Without limiting the generality of the foregoing, Inventions shall also include anything related to the Business that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

As part of the consideration for my Engagement or continued Engagement, as the case may be, and the compensation received by me from the Company from time to time, I hereby agree as follows:

1. Proprietary Information and Inventions. All Proprietary Information and Inventions related to the Business shall be the sole property of the Company and its assigns, and the Company or its Business Partners, as the case may be, and their assigns shall be the sole owner of all patents, trademarks, service marks, copyrights and other rights (collectively referred to herein as “Rights”) pertaining to Proprietary Information and Inventions. I hereby assign to the Company, any rights I may have or acquire in Proprietary Information or Inventions or Rights pertaining to the Proprietary Information or Inventions which Rights arise in the course of my Engagement. I further agree as to all Proprietary Information or Inventions to which Rights arise in the course of my Engagement to assist the Company or any person designated by it in every proper way (but at the Company’s expense) to obtain and from time to time enforce Rights relating to said Proprietary Information or Inventions in any and all countries. I will execute all documents for use in applying for, obtaining and enforcing such Rights in such Proprietary Information or Inventions as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company or any person designated by it in obtaining and enforcing Rights relating to Proprietary Information or Inventions shall continue beyond the cessation of my Engagement (“Cessation of my Engagement”). I hereby acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my Engagement and which are protectable by copyright are “works for hire” as that term is defined in the United States Copyright Act (17 USCA, Section 101).

2. Confidentiality. At all times, both during my Engagement and after the Cessation of my Engagement, whether the cessation is voluntary or involuntary, for any reason or no reason, or by disability, I will keep in strictest confidence and trust all Proprietary Information, and I will not disclose or use or permit the use or disclosure of any Proprietary Information or Rights pertaining to Proprietary Information, or anything related thereto, without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties for the Company. I recognize that the Company has received and in the future will receive from third parties (including Business Partners) their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties (including Business Partners), during my Engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence, and I will not disclose or use or permit the use or disclosure of any such confidential or proprietary information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties for the Company consistent with the Company’s agreement with such third party.

3. Noncompetition and Nonsolicitation.

(a) During my Engagement and for a period of [one (1) year] after the Cessation of my Engagement, I will not, either directly or indirectly, either alone or in concert with others, solicit or encourage any employee of or consultant to the Company or any Business Partner to leave the Company or Business Partner or engage directly or indirectly in competition with the Company or Business Partner in the Business.

(b) Consultant acknowledges that (i) the restrictions contained in this section are reasonable and necessary to protect the legitimate business interests of the Company, (ii) that the [one (1) year] term of this obligation is reasonable in scope, and (iii) that this obligation is a material term, without which the Company would be unwilling to enter into a consulting relationship with the Consultant.

(c) In the event of any such breach or threatened breach, Consultant acknowledges that, in addition to all other remedies available at law and equity, the Company shall be entitled to seek equitable relief (including a temporary restraining order, a preliminary injunction and/or a permanent injunction), and an equitable accounting of all earnings, profits or other benefits arising from such breach and will be entitled to receive such other damages, direct or consequential, as may be appropriate

4. Delivery of Company Property and Work Product. In the event of the Cessation of my Engagement, I will deliver to the Company all biological and chemical materials, devices, records, sketches, reports, memoranda, notes, proposals, lists, correspondence, equipment, documents, photographs, photostats, negatives, undeveloped film, drawings, specifications, tape recordings or other electronic recordings, programs, data, marketing material and other materials or property of any nature belonging to the Company or its clients or customers, and I will not take with me, or allow a third party to take, any of the foregoing or any reproduction of any of the foregoing.

5. No Conflict. I represent to the best of my knowledge that my performance of all the terms of this Agreement and the performance of my duties for the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Engagement. I have not entered into, and I agree that I will not enter into, any agreement, either written or oral, in conflict herewith.

6. No Use of Confidential Information. I represent to the best of my knowledge that I have not brought and will not bring with me to the Company or use in my Engagement any materials or documents of a former employer, or any person or entity for which I have acted as an independent contractor or consultant, that are not generally available to the public, unless I have obtained written authorization from any such former employer, person or firm for their possession and use. I understand and agree that, in my service to the Company, I am not to breach any obligation of confidentiality that I have to former employers or other persons.

7. Equitable Relief. I acknowledge that in the event of my violation or continued violation of the terms of this Agreement, I expressly agree that the Company shall be entitled to seek, in addition to damages and any other remedies provided by law, an injunction or other equitable remedy respecting such violation or continued violation by me.

8. Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or otherwise invalid as written, the same shall be enforced and validated to the extent permitted by law. All provisions of this Agreement are severable, and the unenforceability or invalidity of any single provision hereof shall not affect the remaining provisions.

9. Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of New York applied to contracts made and performed wholly within such state. No implied waiver of any provision within this Agreement shall arise in the absence of a waiver in writing, and no waiver with respect to a specific circumstance, event or occasion shall be construed as a continuing waiver as to similar circumstances, events or occasions. This Agreement, together with the consulting agreement (if any) between the Company and myself, contains the sole and entire agreement and understanding between the Company and myself with respect to the subject matter hereof and supersedes and replaces any prior agreements to the extent any such agreement is inconsistent herewith. This Agreement can be amended, modified, released or changed in whole or in part only by a written agreement executed by the Company and myself. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators, and it shall inure to the benefit of the Company and each of its successors or assigns. This Agreement shall be effective as of the first day of my being retained to render services to the Company, even if such date precedes the date I sign this Agreement.

10. Thorough Understanding of Agreement. I have read all of this Agreement and understand it completely, and by my signature below I represent that this Agreement is the only statement made by or on behalf of the Company upon which I have relied in signing this Agreement.

IN WITNESS WHEREOF, I have caused this Confidentiality, Proprietary Information and Inventions Agreement to be signed on the date written below.

DATED:

[Name of Consultant]

ADDENDUM – Exhibit C

Addendum to

Consulting Agreement

Between

Cancer Genetics, Inc. (“Company”)

and

R.S.K. Chaganti, Ph.D. (“Consultant”)

Company acknowledges that Consultant’s primary employment responsibility is to Memorial Sloan-Kettering Cancer Center and/or its affiliates, Sloan-Kettering Institute for Cancer Research and Memorial Hospital for Cancer and Allied Diseases (“MSKCC”) and that Consultant is bound by MSKCC policies including those related to consulting and extramural activities and that Consultant’s obligations under MSKCC policies take priority over any obligations that Consultant may have to Company by reason of this Agreement. The parties understand and agree that it is Consultant’s responsibility to ensure that Consultant’s services to Company do not employ proprietary information of MSKCC or make substantial use of MSKCC’s time or resources without the written agreement of MSKCC.

Additionally, the parties understand and agree that it is Consultant’s responsibility to ensure that the services provided by Consultant hereunder do not restrict or hinder the ability of Consultant to conduct current or foreseeable research assignments with MSKCC, or limit Consultant’s ability to publish work generated at or on the behalf of MSKCC, or infringe on Consultant’s obligations to MSKCC with respect to academic freedom.

Company will have no rights by reason of the Agreement in any document, material, invention, information, improvement, or other intellectual property whatsoever, whether or not publishable, patentable or copyrightable which is or was generated as a result of Consultant’s activities as an employee of MSKCC or using the resources or proprietary information of MSKCC.

Company further acknowledges that Consultant will serve as a consultant in the capacity of an individual, and not as an agent, employee or representative of MSKCC. The name of MSKCC or its affiliates may not be used in connection with Consultant’s services, other than in affiliation as his employer, without the written permission from MSKCC.

Consultant and the Company agree to abide by them, and also agree that if anything in the Agreement is inconsistent with this Exhibit C, Exhibit C shall govern.

Company	Consultant

By:	By: